Exhibit 99.1

CarrAmerica Merger

Severance Plan Summary

In connection with the execution of the merger agreement that provides for a change in control of CarrAmerica, CarrAmerica has adopted a severance plan. The key points of this change in control severance pay plan are described below. This revised summary is subject in its entirety to the actual terms of the plan, a copy of which will be provided to you, and supersedes and replaces in its entirety the summary of the change in control severance pay plan that was previously provided to you on or about March 14, 2006. This summary corrects information that was described in the summary of the plan that was previously provided to you with regard to the anniversary date from which severance benefits will commence to be reduced (fourth bullet point) and the term of the plan (last bullet point). In both instances, the anniversary date will be measured from the closing of the merger instead of the date the merger agreement was signed.

Upon a termination of the employment of an employee covered by this plan without “cause” by CarrAmerica, or for “good reason” (described below) by the employee, the employee will be entitled to the following:

•	A severance benefit equal to one month of salary and pro rata portion of target bonus for each year of service (partial years of service are pro-rated to the nearest month).

•	Minimum Severance Benefits:

1.	Operating Committee and Pay Level Y and above: 12 months minimum severance benefit

2.	Pay Levels S-X: 6 months minimum severance benefit

3.	Levels below Pay Level S: 4 months minimum severance benefit

•	Maximum severance benefit of 24 months

•	Beginning one year after the closing of the merger, severance will still be given, but for every month after that one year anniversary, one month of severance benefits will be reduced from the severance package.

•	You will also receive a pro rata payment of your annual target bonus for the portion of the calendar year in which you are terminated. Under these circumstances, you also would receive payment of your accrued and unused vacation.

•	In addition, terminated employees who are covered under group health plans at the time of termination will be eligible to elect to receive COBRA continuation health coverage for a maximum period of 18 months. If you are terminated while the severance plan is in effect, the company will continue to pay its portion of the premiums for medical and prescription drug benefits for the number of months that goes into calculating your severance benefit. If you have more than 18 years of service, this might allow you to continue these benefits for a period longer than the COBRA continuation period.

•	Outplacement assistance also will be provided.

“Good reason”exists for an employee if he or she is asked to move office location more than 35 miles or faces substantially reduced job responsibilities or reduced compensation (meaning base salary or incentive compensation).

•	In order to collect a severance benefit, you must sign a release of claims against CarrAmerica.

•	Distributions of your account balances will be available from the 401(k) plan upon any termination of your employment.

•	The plan will be effective immediately upon the signing of the merger agreement and remain in effect for two years from the closing of the merger.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving CarrAmerica and affiliates of Blackstone. In connection with the transaction, CarrAmerica will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction.

The final proxy statement will be mailed to CarrAmerica stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at CarrAmerica’s Web site, www.carramerica.com, or by contacting Stephen Walsh, Senior Vice President, CarrAmerica, telephone (202) 729-1764.

CarrAmerica and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding CarrAmerica’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.